EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of June 20, 2008 by and between Securus Technologies, Inc., a Delaware corporation (the “Corporation”), and William Markert (the “Executive”).

RECITALS

WHEREAS, the Corporation desires to employ the Executive in the capacity, hereinafter stated (referred to in Section 1 below), and the Executive desires to become employed by the Corporation in such capacity for the period and on the terms and conditions set forth herein; and

WHEREAS, the Executive and the Corporation each acknowledge and agree that the terms and conditions of employment set forth below are reasonable and necessary in order to protect the legitimate business interests of the Corporation and to compensate the Executive for information, knowledge and experience brought to or gained from the Corporation.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

1.     Employment. Effective on June 30, 2008 (the “Effective Date”) the Corporation hereby agrees to employ the Executive as its Chief Financial Officer, and the Executive hereby accepts such employment, on the terms and conditions set forth herein.

2.         Employment Period. The period of employment of the Executive by the Corporation hereunder (the “Employment Period”) shall commence on the Effective Date and the Employment Period shall terminate on the earlier of (i) July 1, 2012 (the “Termination Date”) or (ii) the date Executive’s employment hereunder is earlier terminated (whether voluntary or involuntary) in accordance with Section 6 of this Agreement.

3.         Performance of Duties. The Executive agrees that during the Employment Period he shall devote his full business time, energies and talents exclusively to serving in the capacity of Chief Financial Officer of the Corporation in the best interests of the Corporation, and to perform the duties assigned to him by the Board of Directors of the Corporation (the “Board”) faithfully, efficiently and in a professional manner. The Executive shall not, without prior written consent from the Board (which consent shall not be unreasonably withheld):

(a)       serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than the Corporation (other than civic, charitable, or other public service organizations); or

(b)       have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder.

4.         Compensation. Subject to the terms and conditions of this Employment Agreement, during the Employment Period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:

(a)       The Executive shall receive, for each 12-consecutive month period beginning on the Commencement Date and each anniversary thereof, a rate of salary that is not less than $215,000 per year, payable in substantially equal monthly or more frequent installments and subject to normal tax withholding. During the Employment Period the Executive’s salary rate shall be reviewed by the Board on or before each anniversary of the Commencement Date to determine whether an increase in the Executive’s rate of compensation is appropriate.

(b)       For each calendar year during the Employment Period the Executive shall be eligible to receive up to $107,000 as incentive compensation provided that the Corporation achieves certain performance measures determined by the Board in its sole discretion (the “Incentive Bonus”). The performance criteria for the Incentive Bonus will be established as part of the Corporation’s annual forecasts each year and will include a sliding scale of Incentive Bonus payments established for performance below the specified objectives. Any Incentive Bonus payments for the year ended December 31, 2008 will be prorated for the number of days the Executive is employed by the Corporation during 2008.

(c)       Subject to the terms of the Corporation’s 2004 Restricted Stock Purchase Plan, the Executive shall be eligible to receive shares of the Corporation’s Class B Common Stock pursuant to the Restricted Stock Agreement attached hereto as Exhibit A.

(d)       During the Employment Period, the Executive shall be entitled to and eligible for group health insurance coverage and any other fringe benefits in accordance with policies applicable generally to salaried employees of the Corporation.

(e)       The Corporation shall reimburse the Executive up to $20,000 for reasonable documented expenses to relocate himself and his immediate family to Dallas, Texas, which shall be paid as soon as practicable following the submission of appropriate documentation, but no later than the end of the year following the year in which the expenses are incurred.

(f)        Provided that the Executive sells his primary residence in Shakopee, Minnesota to an unaffiliated party on or before December 31, 2008, the Corporation shall pay him a one-time payment of $75,000, subject to normal withholding taxes, within 30 days of the consummation of such sale, but not later than December 31, 2008.

(g)       The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Employment Agreement: (i) provided that such expenses constitute business deductions from taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code; and (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation. In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

5.         Restrictive Covenants. The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Corporation’s business; (ii) the Executive’s work for the Corporation has brought him and will continue to bring him into close contact with confidential information of the Corporation and its customers; and (iii) the agreements and covenants contained in this Section 5 are essential to protect the business interests of the Corporation and that the Corporation will not enter into the Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(a)       Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and indefinitely after the Executive’s employment with the Corporation terminates, all non-public information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this Section 5(a) shall not apply to information that: (i) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (ii) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (iii) is disclosed by the Executive in the ordinary course of the Corporation’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation. The Executive further agrees that he shall not make any statement or disclosure that (x) would be prohibited by applicable Federal or state laws, or (y) is intended or reasonably likely to be detrimental to the Corporation or any of its subsidiaries or affiliates.

(b)       Removal of Documents. All records, files, drawings, letters, memoranda, reports, computer data, computer disks, electronic storage media, documents, models and the like relating to the business of the Corporation and/or the business of any of its subsidiaries, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Corporation to be used by the Executive only in the performance of his duties for the Corporation and shall not be removed by the Executive from the premises of the Corporation (without the written consent of the Corporation) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to the Corporation immediately upon termination of the Executive’s employment hereunder, or earlier request by the Corporation (with the Executive retaining no copies thereof nor any notes or other records relating thereto).

(c)       Developments. The Executive will make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, software and/or works of authorship relating in any way to the business, activities or affairs of the Corporation or any of its subsidiaries, whether patentable or not, which are created, made, conceived or reduced to practice (in whole or in part) by the Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Corporation (collectively, “Developments”); provided that “Developments” shall not include processes that (A) are not information or communication technology-related, and (B) the Executive utilized at least 70% of the components of such processes prior to his employment with the Corporation; provided further that the Corporation shall be entitled to use any processes meeting the criteria set forth in Sections 5(c)(A) and (B) after the Executive ceases to be employed by the Corporation. The Executive agrees to assign and does hereby assign to the Corporation all of his right, title and interest in and to all Developments and related patents, copyrights and applications thereto. The Executive shall do all permissible things, and take all permissible action, necessary or advisable, in the Corporation’s sole discretion and at the Corporation’s expense, to cause any other person related to the Executive or an entity controlled by the Executive having an interest in a Development to assign to the Corporation all of such person’s or entity’s right, title and interest in and to such Development and related patents, copyrights and applications therefor. The Executive agrees to cooperate fully with the Corporation at the Corporation’s expense, both during and after the termination of the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

(d)       Non-Competition. During (i) the Executive’s employment with the Corporation and (ii) the Post-Employment Non-Competition Period, the Executive (A) shall not engage, anywhere within the geographical areas in which the Corporation or any of its subsidiaries is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, executive or consultant of any other organization, in any business which involves or relates to providing services to a Competitive Business (defined below); (B) shall not solicit or encourage any officer, executive, employee, independent contractor, vendor or consultant of the Corporation or any of its subsidiaries to leave the employ of, or otherwise cease or reduce his or its relationship with, the Corporation or any of its subsidiaries; provided that a general solicitation not targeted at any such officer, executive, employee, contractor, vendor or consultant shall not violate this Section 5(d); and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers, accounts or venders, of the Corporation or any of its subsidiaries which were served by any such entity within twenty-four (24) months of the time the Executive ceases to be employed by the Corporation. This Section 6(d) shall not prohibit the Executive from owning less than 5% of the common stock of any entity whose common stock is listed on a national exchange, interdealer quotation system, or over-the-counter bulletin board; provided that the Executive is not an officer, director, employee or consultant of such entity. If the Executive violates any of the provisions of this Section 5(d), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (1) the date judicial relief is obtained by the Corporation, (2) the Corporation states in writing that it will seek no judicial relief for said violation, or (3) the Executive provides satisfactory evidence to the Corporation that such breach has been remedied. If, at any time, the provisions of this Section 5(d) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5(d) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 5(d) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 5, Executive and the Corporation agree that:

“Competitive Business” shall mean (i) the inmate telephone business, (ii) the business of selling, leasing or otherwise providing law enforcement or offender management systems, jail management systems and/or other tracking or record systems to inmate, jail, probationary or correctional facilities, (iii) the billing, collection and/or validation business within the inmate telephone industry, and/or (iv) any material line of business that the Corporation or any of its subsidiaries are engaged in on the date of termination, expiration or non-extension of the Employment Period; and

“Post-Employment Non-Competition Period” shall mean the two (2) year period immediately following the expiration or earlier termination of the Employment Period.

(e)       Non-Competition in Expansion Markets. The Executive acknowledges that a valuable asset of the Corporation is the plan of the Corporation to extend and expand its business, by acquisition or otherwise, to areas of the United States of America which the Corporation does not yet serve as of the date hereof. Accordingly, during (i) the Executive’s employment with the Corporation and (ii) Post-Employment Non-Competition Period, the Executive shall not engage, anywhere in the United States of America, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, executive or consultant of any other organization, in any Competitive Business. If the Executive violates any of the provisions of this Section 5(e), following his termination of employment, the computation of the time period provided herein shall be tolled from the first date of the breach until the earlier of (1) the date judicial relief is obtained by the Corporation, (2) the Corporation states in writing that it will seek no judicial relief for said violation, or (3) the Executive provides satisfactory evidence to the Corporation that such breach has been remedied. If, at any time, the provisions of this Section 5(e) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5(e) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 5(e) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(f)        No other Agreements. The Executive hereby represents that the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Corporation or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the date of this Agreement, and the Executive will not disclose to the Corporation or any subsidiary or knowingly induce the Corporation or any subsidiary to use any confidential or proprietary information or material belonging to any previous employer of the Executive or to any other person or entity. The Executive hereby indemnifies and agrees to defend and hold the Corporation and its subsidiaries harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) resulting or arising directly from any breach of the representations and covenants contained in this Section 5(f).

(g)       Continuing Operation. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 5.

(h)       Legitimate Business Interests. The Executive has carefully read and considered the provisions of this Section 5 and, having done so, agrees that the restrictions set forth herein, including, without limitation, the time and geographic restrictions set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests and goodwill of the Corporation.

(i)        Remedies. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in Sections 5(a) through 5(f) (the “Restrictive Covenants”), the Corporation shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Corporation at law or in equity.

(i)        The Executive shall account for and pay over to the Corporation all compensation, profits, and other benefits which inure to the Executive’s benefit which are derived or received by the Executive or any person or business entity controlled by the Executive, or his relatives, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

(ii)       Notwithstanding the provisions of Section 5(i)(i) above, the Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the Restrictive Covenants, the Corporation shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity, and the Corporation shall also be entitled to recover its attorneys’ fees and costs incurred to enforce any of the Restrictive Covenants from the Executive.

6.         Termination and Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with Section 4(d), the Executive’s right to compensation for periods after the date the Executive’s employment with the Corporation terminates shall be determined in accordance with the following:

(a)       Termination Without Cause. In the event the Corporation terminates the Executive’s employment under this Agreement without cause, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through the effective date of termination. Additionally, and conditioned upon the Executive’s voluntary execution of a written release (to be drafted and provided by the Corporation) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief the Executive may assert against the Corporation, the Executive shall be entitled to receive:

(i)        all payment of his salary (as of the date of termination) in accordance with the provisions of Section 4(a) for 12 months;

(ii)       group health insurance for 12 months on the same terms as the Executive was receiving immediately before his termination pursuant to the Corporation’s insurance plan then in effect; and

(iii)      payment of any incentive compensation payments that otherwise would have been payable to the Executive under Section 4(b) through the effective date of termination.

(b)       Voluntary Resignation. The Executive may terminate his employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation sixty (60) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive’s voluntary resignation be effective immediately upon notice of such resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Section 4 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation.

However, for purposes of this Section 6, the Executive’s termination of employment with the Corporation shall not be construed as a voluntary resignation if the Executive resigns following the occurrence of one of the following events (any of such events, a (“Constructive Discharge”):

(i)        the Executives’ duties are materially and adversely reduced from those described in Section 3 above;

(ii)       a required relocation of the Executive of more than seventy (70) miles outside of Dallas/Ft. Worth, Texas; or

(iii)      a material breach by the Corporation of Section 4 which breach remains uncured for more than 30 continuous days after the Corporation receives written notice from the Executive of such breach.

(c)       Termination for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Section 4 or otherwise for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for Cause. For purposes of this Section 5, the Executive shall be considered terminated for “Cause” if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

(i)        the Executive becomes habitually addicted to drugs or alcohol;

(ii)       the Executive discloses confidential information in violation of Sections 5(a) or 5(b) or engages in competition in violation of Sections 5(d) or 5(e);

(iii)      the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;

(iv)      the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);

(v)       the Executive flagrantly disregards his duties under this Employment Agreement after (A) written notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of ten (10) days after such notice to cure such misconduct. However, no notice or cure period shall be required if Executive’s disregard of his duties has materially and adversely affected the Corporation;

(vi)      any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives; or

(vii)     the Executive commits an act of fraud against the Corporation, violates a duty of loyalty to the Corporation or violates Section 3.

(d)       Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Section 4 for periods after the date the Executive’s employment with the Corporation terminates on account of disability, except payments due and owing through the effective date of termination. For purposes of this Section 6(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation’s long term disability plan (if any) and applicable law.

(e)       Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Section 4 for periods after the date of the Executive’s death, except payments due and owing as of such date.

7.         Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person.

8.         Severability. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

9.         Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his or her creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate upon his or her death.

10.       Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.

11.       Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	to the Executive addressed as follows:

William Markert
1467 Ashbourne Circle
Shakopee, Minnesota 55379

(b)	to the Corporation addressed as follows:

Securus Technologies, Inc.
c/o H.I.G. Capital, LLC
1001 Brickell Bay Drive
27th Floor
Miami, Florida 33131
Attn: Lewis Schoenwetter
Facsimile: (305) 379-2322

12.       Withholding. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

13.       Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

14.       Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware.

15.       WAIVER OF JURY TRIAL. THE EXECUTIVE AND THE CORPORATION EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO.

16.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

17.       Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that the provisions of Section 5 shall survive for the periods set forth therein, and if no period is specified, indefinitely.

* * *

IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.

WILLIAM MARKERT

/s/ WILLIAM MARKERT

SECURUS TECHNOLOGIES, INC.

By:	/s/ DICK FALCONE
Its:	Chairman of the Board

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